Exhibit 10.41
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of September 16, 2002, by and between ATHENAHEALTH, INC. (the “Company”), and Robert M. Hueber (“Employee”).
     The parties hereby agree as follows:
     1. Employment; Term.
          (a) The Company employs Employee, and Employee accepts employment with the Company, upon the terms and conditions contained in this Agreement.
          (b) Term of Employment. Employee’s employment with the Company will commence on October 7, 2002 (the “Start Date”). The Company and Employee acknowledge that Employee’s employment is at-will, and is for no definite period of time. Employee acknowledges and agrees that this Agreement will govern the terms of Employee’s employment with Company, even though compensation levels may be adjusted by Company from time to time consistent with Section 3, below. “Employment Period” means the period commencing on the Start Date and ending on the effective date of any termination of Employee’s employment with the Company.
     2. Duties.
     During the Employment Period, Employee shall serve as Vice President Sales or in such other positions and with such other duties and responsibilities as Company shall from time to time assign to Employee provided that these shall be at the senior management level within the Company. Employee shall perform faithfully for the Company the duties of Employee’s position and in accordance with the directives of the Company. Employee shall comply with procedures and policies as established by the Company from time to time. Employee shall devote substantially all of Employee’s business time and effort to the performance of Employee’s duties to the Company; provided that nothing in this Agreement shall be construed as preventing the Employee from: (a) investing the Employee’s assets in any company or other entity in a manner not prohibited by Section 8 or 9 and in such form or manner as shall not require any material activities on the Employee’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Employee’s ability to fulfill his duties and responsibilities under this Agreement. Employee acknowledges that execution of Employee’s duties in a timely, consistent and prudent manner is vital to the successful operations of the Company and that it is essential that Employee conduct the duties of this position with constant and watchful attention.
     3. Compensation.
Employee’s initial base salary will be at an annual gross rate of $188,802.80 (the “Base Salary”) which shall, in the sole discretion of the Company, be subject to increase during the Employment Period. The Base Salary and the cash commissions and cash bonuses which Employee may be entitled to receive under this Agreement and Exhibit A attached hereto may not be reduced (i) unless cash compensation for substantially all other senior management personnel at the same level and higher of management seniority within the Company is reduced, as nearly as may be determined, to the same degree, or (ii) except that Employee’s incentive compensation (and not the Base Salary) may be reduced as a result of the negotiation contemplated by the following sentence. If, during the Employment Period, Employee is proposed to be moved to a position other than a senior sales position in which he is substantially responsible for sales on a Company-wide basis such that Employee would no longer be entitled to the commissions and/or bonuses payable under this Agreement and Exhibit A attached hereto, then the Company and Employee will negotiate in good faith a new incentive compensation package (which may be an increase or decrease from Employee’s then-current incentive compensation package) for Employee (which will be in addition to the Base Salary) in such new position in place of such commissions and bonuses. Unless otherwise explicitly stated herein the Base Salary and all other amounts payable to Employee pursuant to this Agreement shall be payable in accordance with the Company’s payroll practices, as in effect from time to time, shall be subject to required federal, state and local taxes and withholdings, and the amount actually paid to Employee will be the amount payable reduced by any deductions and withholdings as required by law or as appropriate under the applicable Company employees’ benefits plans. Each year, before the beginning of the fiscal year, the Company will, after consultation with Employee in his position of Vice President Sales, set a quota for sales for the entire Company, for such fiscal year. During each fiscal year, the Company will pay Employee a commission of .5% on all Company sales made while Employee is acting as Vice President Sales (or another senior sales position in which he is substantially responsible for sales on a Company-wide basis) up to the amount of the quota for such fiscal year and a commission of 1% on all Company sales made while Employee is acting as Vice President Sales (or another senior sales position in which he is substantially responsible for sales on a Company-wide basis) in excess of the quota for such fiscal year. This quota for the fiscal year beginning January 1, 2003 will be determined by the Company in good faith in consultation with Employee in his position as Vice President Sales. For the fiscal year ending December 31, 2002, the Company will pay Employee a commission of .5% on all Company sales made while Employee is acting as Vice President Sales (or another senior sales position in which he is substantially responsible for sales on a Company-wide basis), commencing with sales made on the Start Date. The Company will pay Employee a nonrecoverable advance on commissions at the annual rate of $50,000, payable in equal installments through out the year with each payment of Base Salary. The calculation of sales and the payment of commissions shall be made in accordance with the Company’s sales and commissions plan then in effect. The Company calculates sales for purposes of calculation of its sales and commissions plan on a different basis from the classification of sales on its books of accounting. The Company will also pay Employee cash bonuses in accordance with Exhibit A attached hereto to the extent that the conditions for such bonuses are fulfilled.
     4. Stock Option Grant.
Upon the Start Date, the Company shall grant Employee options to purchase 300,000 shares of the Company’s Common Stock (at the current strike price of $0.62 per share, which is equal to the fair market value of the shares at the time of grant as determined by the Company’s Board of Directors) vesting at the rate of 25% of the grant one year from the grant date and an additional 1/36th of the remainder (rounded down to the nearest share) vesting at the end of each following month until all shares are vested, in accordance with the Company’s current four-year vesting schedule for new senior-level hires.
This grant will be subject to the terms and conditions in the Company’s stock option plan and in the Company’s current stock option agreement for vesting of non-qualified options. Employee hereby represents and warrants to Company on a continuing basis that Employee does not believe or expect that any unvested portion of any option granted is compensation for past employment or for any work done prior to the relevant vesting date. Employee acknowledges and agrees that under no circumstances will Employee’s right to any unvested options become vested unless and until any and all conditions stated for vesting in the relevant stock option agreement have been fulfilled. The Company will also grant to Employee options to purchase shares of the Company’s common stock in accordance with Exhibit A attached hereto to the extent that the conditions for such options grants are fulfilled.
     5. Expenses; Benefits.
          (a) The Company agrees to reimburse Employee, in accordance with the Company’s policies, for reasonable expenses paid or incurred by Employee in connection with the performance of Employee’s duties for the Company hereunder.
          (b) Employee shall be entitled to 20 business days of vacation annually, which vacation shall accrue at a rate of 13.36 business hours per month; provided that the maximum vacation accrual Employee may have at any time shall be 30 days. The vacation year begins on Employee’s anniversary date. Of the vacation days not taken at the end of the calendar year, only ten days may be carried forward to the following year. Employee may not receive cash in lieu of the days not taken, except with written consent of the HR Committee.
          (c) Employee shall be entitled to participate in health, life, or disability insurance, and retirement, pension, or profit-sharing plans and any other employee benefits plans that may be instituted by the Company for the benefit of its senior-level management employees generally, upon such terms contained therein.
     6. Termination
Employee’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.
     (a) Termination by the Company for Cause. Employee’s employment under this Agreement may be terminated for Cause without further liability on the part of the Company, except as provided in Section 7(b)(i).
Only the following shall constitute “Cause” for such termination:
(i) willful and material dishonest statements or reports of the Employee to the Company or any affiliate of the Company or willful and material dishonest acts of the Employee with respect to the Company or any affiliate of the Company; (ii) the commission by or indictment of the Employee for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (iii) failure to perform to the reasonable satisfaction of the Company’s Board of Directors (the “Board”) a substantial portion of the Employee’s duties and responsibilities assigned or delegated under this Agreement or material breach by the Employee of any of the Employee’s obligations under this Agreement, ; (iv) disloyalty, willful misconduct, willful insubordination, fraud or breach of fiduciary duty to the Company (v) willful violation of the rules or policies of the Company or willful breach of Employee’s obligations or representations under this Agreement; (vi) the unauthorized disclosure of any Company trade secret or other confidential information of the Company; or (vii) death or mental or physical disability or infirmity (provided that any insurance or other similar benefits due to Employee as a result of death or any such disability or infirmity will not be affected by virtue of such events being deemed to constitute “Cause”);. Cause shall be deemed to exist under clauses (iii), (v) and (vi) of this paragraph only if the events or behavior alleged to constitute “Cause” continue, in the reasonable judgment of the President or Chief Executive Officer of the Company, for a period of not less than 30 days after the Company has given written notice to the Employee of such events or behavior, or Employee has not, within such 30-day period, substantially cured the effects of such events or behavior, provided that if material and irreparable injury is likely to result to the Company by reason of the passage of all or any portion of such 30- day period, then the period shall be deemed waived. The Company will cooperate in good faith with the Employee’s efforts to correct any Cause event or behavior during the 30-day period following the written notice. If Employee cures the Cause event or behavior during the 30-day period, Cause shall be deemed not to have occurred.
          (b) Termination by the Employee For Good Reason. The Employee’s employment under this Agreement may be terminated for Good Reason by the Employee by written notice to the Board at least 30 days prior to such termination.
Only the following shall constitute “Good Reason”: (i) any removal of Employee from the position of Vice President Sales not for Cause as set forth above unless Employee is offered another senior management position in the Company no less senior than the position from which he is being removed, (ii) any significant diminution, without Employee’s prior written consent, in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties not for Cause as set forth above unless Employee is offered another senior management position in the Company no less senior than his position as it existed prior to any such diminution or (iii) a material breach by the Company of any of the Company’s obligations under the Agreement, provided that in the event of termination for Good Reason, Employee shall first comply with the “Good Reason Process” and provided further that if material and irreparable injury is likely to result to the Employee by reason of the passage of all or any portion of the period necessary for the Good Reason Process then the requirement of Good Reason Process shall be deemed waived For purposes of this Agreement, “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason event; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice, to modify Employee’s employment situation in a manner so as to cure any Good Reason; and (iv) notwithstanding such efforts, the Good Reason continues to exist. If the Company cures the Good Reason event during the 30-day period referenced in this Section 6(b), Good Reason shall be deemed not to have occurred. If during the pendency of the Good Reason process the Company terminates the Employee’s employment without Cause, the Employee shall nevertheless be entitled to receive the termination benefits set forth in Section 7(b)(ii) below.

          (c) Other Termination. Since Employee’s employment is at-will employment, either the Employee or the Company may terminate Employee’s employment at any time for any reason or for no reason, subject to the payment of severance to Employee in certain circumstances as provided in Section 7. The Company may terminate Employee’s employment without Cause and any termination by the Company other than pursuant to Section 6(a) above shall be considered a Termination without Cause. Any termination of the Employee’s employment by the Employee other than pursuant to Section 6(b) above shall be considered a Termination without Good Reason.
          (d) Upon the termination of Employee’s employment for any reason, the parties shall have no further obligations under this Agreement, except that those obligations of Employee and the Company under Sections 7, 8, 9 and 10 of this Agreement and Section A.4. of Exhibit A attached hereto, and the provisions of Sections 6, 10, 11, 12 and 13 shall remain in effect and binding upon the parties.
     7. Effect of Termination.
          (a) The Company shall have no liability or obligation to Employee upon Employee’s termination other than as specifically set forth in this Section 7.
          (b) Upon the termination of Employee’s employment, Employee shall be entitled to receive only the following:
               (i) Payments Upon Any Termination. Upon any termination of the Employee’s employment for any reason, the Company shall promptly (i) pay to the Employee all accrued Base Salary, sales commissions, any benefits under any plans of the Company in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any business expense incurred by the Employee in connection with his duties and properly reimbursable hereunder and (ii) grant to Employee any stock options that are required to be granted in accordance with Exhibit A attached hereto but are not granted at the time of termination, all to the date of termination.
               (ii) Payments Upon Termination For Good Reason or Termination Without Cause. In the event the Employee’s employment with the Company is terminated by Employee for Good Reason pursuant to Section 6(b) above or by the Company without Cause pursuant to Section 6(c) at any time from the date of this Agreement to the first anniversary of the Start Date, the Company shall, in addition to any sum payable under Section 7(b)(i) above, promptly (and in no event more than ten business days following the effective date of termination)

pay to Employee a lump-sum cash payment in an amount equal to the sum of (A) Employee’s annual Base Salary then in effect (but in no event less than $188,802.80), plus (B) a sum of money equal to (i) the aggregate amount of any commissions paid or payable to Employee under Section 3 with respect to the Employment Period (not including the advance on commissions set forth in Section 3, but only to the extent that any amount of that advance does not represent commissions paid or payable under the formula set forth in Section 3 to the date of termination) divided by the number of days in the Employment Period times (ii) the number of days between the date of termination and the date that is one year after the Start Date, plus (C) a sum of money that is equal to (i) the aggregated amounts of cash bonus available under Section B of Exhibit A for quarters in the first year following the Start Date that are not ended as of the date of termination times (ii) a fraction the denominator of which is the number of quarters that have ended between the Start Date and the date of termination and numerator of which is the number of quarters during the Employment Period in which Employee has qualified for a bonus under such Section B, exclusive of this Section 7(b)(ii). In the event the Employee’s employment with the Company is terminated by Employee for Good Reason or by the Company without Cause at any time after the first anniversary of the Start Date, the Company shall, in addition to any sum payable under Section 7(b)(i) above, promptly (and in no event more than ten business days after the effective date of termination) pay to Employee severance in such amount as is at least equal to the amount of severance paid by the Company to senior management level employees who terminated employment during the year prior to Employee’s termination not as a result of settlement of legal claims or in situations where “cause” (as applicable to the particular employee and not as defined in this Agreement) existed or was alleged to exist, or, if there was no such termination in such year, then the most recent termination of a senior management level employee in such circumstances.
          (c) Upon the termination of Employee’s employment for any reason, Employee shall immediately surrender to the Company all Company property in the possession, custody or control of Employee, including but not limited to any computer hardware, software, computer disks and/or data storage devices, notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information (as defined in Section 8 hereof), it being distinctly understood that all such writings, physical forms of expression and other things are exclusive property of the Company.

     8. Confidential Information and Inventions.
          (a) Employee recognizes and acknowledges that during the course of Employee’s employment with the Company, Employee shall have access to Confidential Information. “Confidential Information” means all information or material not publicly known which relates to any of its products, services or any phase of its operations, business or financial affairs. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software completed or in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers’ identities, characteristics and agreements, financial information and projections and Employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats and/or has an obligation to treat as confidential or designates as Confidential Information, whether or not owned or developed by the Company. The term “Company,” as used in this Section 8, means not only athenahealth, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with athenahealth, Inc.
          (b) Both during the Employment Period and at all times thereafter, all Confidential Information which Employee may now possess or access, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period will be held confidential by Employee, and Employee will not (nor will Employee assist any other person to do so), directly or indirectly, (i) reveal, report, publish or disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out Employee’s duties hereunder or as expressly authorized by the Company), (ii) render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of Employee, or (iii) use such Confidential Information except for the benefit of the Company and in the course of Employee’s employment with the Company. The foregoing will not apply to the extent any Confidential Information becomes, through no fault of employee, generally known to the public or within the Company’s industry, or Employee is required to disclose any Confidential Information by applicable law or legal process so long as Employee promptly notifies the Company of such pending disclosure and consults with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.
          (c) Any Inventions (as defined below) in whole or in part conceived, made or reduced to practice by Employee (either solely or in conjunction with others) during or after the Employment Period that are made through the use of any of the Confidential Information or any of the Company’s equipment, facilities, supplies or trade secrets, or that relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Employee for the Company will belong exclusively to the Company and will be deemed part of the Confidential Information for purposes of this Agreement, whether or not fixed in a tangible medium of expression. The term “Inventions,” as used herein, means any ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including, but not limited to, devices, processes, drawings, works of authorship, computer programs, software, source codes, object codes, interfaces and networks (and all components of the foregoing), methods and formulas together with any improvements thereon or thereto, derivative works therefrom and know-how related thereto. The provisions of this section are not meant to apply to those inventions (1) that Employee creates without the use of any Confidential Information of the Company and/or without the use of any of the Company’s resources, equipment, facilities, supplies or trades secrets, (2) that do not relate to the Company’s business and/or the Company’s actual or demonstrably anticipated business, research or development, (3) that do not result from any Company work assigned to or performed by Employee or any other employee of the Company, and (4) that do not result from any work performed by Employee during the hours Employee is scheduled to work for the Company or during the hours Employee is working for the Company.
               (i) Without limiting the foregoing, any such Inventions will be deemed to be “works made for hire” and the Company will be deemed to be the owner thereof, provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law, Employee hereby irrevocably assigns and transfers to the Company all right, title and interest in and to any such Inventions, including but not limited to all related patents, copyrights and mask works and all applications therefor and filings and notification with respect thereto.
               (ii) Employee will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all Inventions made by Employee during the Employment Period or thereafter (including but not limited to information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of this Section 8(c)), which records will be available at all times to the Company and will remain the sole property of the Company. In the event that (A) any Invention is made, conceived of or reduced to practice by Employee, either solely or in conjunction with others, during the Employment Period, or (B) any Invention is made, conceived of or reduced to practice by Employee after the Employment Period which belongs exclusively to the Company pursuant to the provisions of this Section 8(c), Employee will promptly give notice and fully disclose in writing such Invention to the Chairman of the Board and the Board of Directors of the Company.
               (iii) Employee will assist the Company (at the Company’s expense), either during or subsequent to the Employment Period, to obtain and enforce for the Company’s benefit, patents, copyrights, and mask work protection in any country for any and all Inventions made by Employee, in whole or in part, the rights to which belong to or have been assigned to the Company pursuant to the provisions of Section 8(c) hereof. Employee agrees to execute all applications, assignments, instruments and papers and perform all acts as the Company or its counsel may deem necessary or desirable to obtain any patents, copyrights or mask work protection in such Inventions and otherwise to protect the interests of the Company therein. In the event the Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agents and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by Employee.
          (d) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information (including information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of Section 8(c) above) made or compiled by Employee or made available to Employee during or after the Employment Period shall be the Company’s property, shall be kept confidential in accordance with the provisions of this Section 8 and shall be delivered to the Company at any time upon request and upon the termination of Employee’s employment.
          (e) To the extent, if any, that Employee has knowledge of information that is proprietary to a third party or that is subject to confidentiality restrictions properly placed upon it by a third party that would prevent Company from having access to such information (collectively “Third Party Information”), Employee’s duties hereunder expressly exclude use or disclosure of such information. Company expressly disclaims any request or requirement that Employee disclose or use Third Party Information with in connection with employment hereunder; and, if Employee encounters such request or requirement, Employee will not make such disclosure or use but shall instead promptly report such request or requirement to the Company’s acting compliance officer.
          (f) To the extent that Employee has been employed or retained by any third party in the past whereby Employee has come into possession of Third Party Information, Employee warrants and represents that the performance of Employee’s duties for Company as they have been described by Company in negotiation of this Agreement would not naturally, necessarily or inevitably involve or require use or disclosure by Employee of Third Party Information.
          (g) Employee warrants and represents that Employee has not retained copies or records of any Third Party Information from any prior employment or consulting engagement.
     9. Covenant Against Competition.
     Employee covenants and agrees that:
          (a) During the Non-Compete Period (as hereinafter defined), Employee shall not, in the Geographic Area (as hereinafter defined): (i) engage in any business competitive with the Company Business (as hereinafter defined); (ii) render any services in any capacity to any person or entity engaged in any business competitive with the Company Business; or (iii) acquire an interest in any person or entity engaged in any business competitive with the Company Business as a partner, shareholder, director, officer, employee, principal, manager, member, agent, trustee, consultant or in any other relationship or capacity, provided, however, Employee may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Employee (A) is not a controlling person of, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.
          (b) During the Non-Compete Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on behalf of himself or any other person or entity, solicit or encourage any Employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, or hire any Employee who has left the employment of the Company or any of its Affiliates within one year of the termination of such Employee’s employment with the Company or any of its Affiliates.

          (c) During the Non-Compete Period, Employee shall not, in the Geographic Area, directly or indirectly (i) solicit or encourage any customer or client of the Company to engage the services competitive with the Company Business of Employee or of any person or entity (other than the Company) in which Employee is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity, or (ii) accept orders or business that is competitive with the Company Business from, or agree to provide services competitive with the Company Business to, any customer or client of the Company, on behalf of Employee or of any person or entity (other than the Company) in which Employee is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity.
          (d) If any provision of Sections 8 or 9 is held to be unenforceable, it is the intention of the parties that the court making such determination shall modify such provision, so that the provision shall be enforceable to the greatest extent permitted under the law, and that such provision shall then be applicable in such modified form.
          (e) As used herein:
               (i) “Affiliate” shall mean any entity directly or indirectly controlling, controlled by, or under common control with the Company and any entity in which the Company is a general partner, member, manager or holder of greater than a 10% common equity, partnership or membership interest.
               (ii) “Company Business” shall mean the business of the Company at the time a violation of this Section 9 is alleged to occur or, if such alleged occurrence is after Employee’s employment is terminated, the business of the Company at the time such employment terminates.
               (iii) “Geographic Area” shall mean the United States and Canada.
               (iv) “Non-Compete Period” shall mean the period during which Employee is employed by the Company and an additional period of one year following the termination of Employee’s employment with the Company for any reason.
     10. Enforcement by Injunction.
Employee acknowledges and agrees that the Company will be irreparably damaged if Employee fails to comply with the provisions of Sections 8 or 9. Accordingly, the Company shall be entitled to (i) an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) in case of any breach or threatened breach of Employee’s covenants under Sections 8 or 9, (ii) damages in an amount equal to all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee (or any associated party deriving such benefits, including but not limited to any future employer of Employee) as a result of any breach of Employee’s covenants under Section 8, and (iii) indemnification against any other losses, damages, costs and expenses, including reasonable and actual attorneys’ fees and court costs, incurred by the Company in connection with claims of third parties arising out of any breach of Employee’s covenants under Section 8. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of Sections 8 or 9 by Employee.
     11. Notices.
     Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, by facsimile or by receipted e-mail, addressed to the parties at the addresses set forth below their signatures hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).
     12. Arbitration.
     Any dispute or controversy arising under this Agreement or concerning Employee’s employment with the Company (including, without limitation, any controversy as to the arbitrability of any dispute), including but not limited to any claims arising out of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and/or Massachusetts General Laws Chapter 151B, shall be settled exclusively by arbitration to be held in Boston, Massachusetts, before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect relating to the arbitration of employment disputes, provided, however, that any claims arising out of Sections 8, 9 and/or 10 of this Agreement may be resolved either through arbitration or through the court system. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties consent to the jurisdiction of the Massachusetts courts for that purpose.
     13. Miscellaneous.
          (a) This Agreement (together with any amendments or additions that are executed by the parties hereto and that explicitly reference this

Agreement and together with Exhibit A attached) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all parties hereto.
          (b) No waiver of any breach or default hereunder shall be considered valid unless in writing signed by all parties hereto, and no such waiver shall be deemed a waiver of any subsequent breach or default of a similar nature.
          (c) If any provisions of this Agreement shall be held unenforceable, such unenforceability shall attach only to such provisions and shall not render unenforceable any other severable provisions of this Agreement, and this Agreement shall be carried out as if any such unenforceable provisions were not contained herein, unless the unenforceability of such provisions substantially impairs the benefits of the remaining portions of this Agreement.
          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed one original.
          (e) This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed and enforced in accordance with the internal laws of said Commonwealth.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Robert M. Hueber	athenahealth, Inc.

/s/ Robert M. Hueber Employee signature

Address: 41 Claypit Road Wayland, MA 01778	By:	/s/ Jonathan Bush Name: Jonathan Bush Title: CEO Address: One Moody Street, Waltham, MA 02453

Exhibit A
Bonus
A. Conditions:
1. The Company will pay contingent bonuses to Employee in the form of cash bonuses and additional grants of options to purchase Company common stock, subject to the following conditions:
a. All options under this Agreement will be granted under the terms of the Stock Option and Incentive Plan of the Company in effect at the time that the Company makes the grant and will be subject to the terms of the stock option agreement generally applied by the Company to non-qualified grant of bonus stock options to senior-level employees in effect at the time that the Company makes the grant (except to the extent of the vesting schedule described below).
b. The option exercise price under the grants will be the fair market value of the stock as determined by the Board of Directors at the time of the grant.
2. For purposes of calculation of bonuses hereunder, sales will be calculated as set forth in Section 3 of the Agreement.
3. The right to purchase shares under each option, once granted, will vest in monthly amounts following the vesting start date at a rate of 2.08% per month of the total shares (rounded down to the nearest whole share) originally subject to the option, until no further unvested shares remain subject to the option. For purposes of calculating vesting the vesting start date shall be the date of the issuance of the option.
4. Any unvested shares remaining under an option grant made under this Exhibit A of this Agreement will vest immediately upon termination of the Employee’s employment by the Company without Cause or Termination of the Employee’s employment for Good Reason.
5. The Employee will qualify for bonuses under this Agreement only if (i) the Employee is employed by the Company and has otherwise performed his obligations to date under this Agreement at the date that the milestone required for the issuance of the option is achieved and (ii) Employee has served in a senior sales position substantially responsible for Company-wide sales for at least 45 days during the quarter to which the relevant bonus relates (an “Event”). Both the Company and the Employee agree that the Employee shall have no right or interest in all or any portion of any bonus before the relevant Event. Notwithstanding any communication, representation or understanding of the parties to the contrary, any and all bonuses made under this Agreement are made only as an incentive to the performance of the Employee following the relevant Event and not as consideration for services preceding such Event.
6. The quarterly quota used to calculated the bonuses below will be a quota for sales Company-wide and will be set before the beginning of any quarter by the Company after consultation with Employee. In no event will the sum of the quarterly quota’s in a fiscal year exceed the annual quota set by the Company as set forth in Section 3 of the Agreement. The calculation of sales and the payment of commissions shall be made in accordance with the Company’s sales and commissions plan then in effect.
B. Cash Bonus:
The Company will pay Employee a cash bonus for each quarter within a fiscal year that the Company sales meet the sales quota. The bonus will be in the following amounts and will be paid within thirty (30) days after the end of each quarter:
(1)	$3,000 for the first time during a fiscal year that the sales quota is met for any fiscal quarter ;

(2)	$5,000 for the second time during a fiscal year that the sales quota is met for any fiscal quarter;

(3)	$9,000 for the third time during a fiscal year that the sales quota is met for any fiscal quarter; and

(4)	$15,000 if the sales quota is met in all four quarters in a fiscal year.
C. Stock Option Bonus:
The Company will grant to Employee a bonus in the form of non-qualified stock options for each quarter during fiscal years 2002 and 2003 and for each of the first three quarters of fiscal 2004 that the Company sales exceed the sales quota for such quarter. Each option vesting start dates will be the last day of the quarter in the which the condition giving rise to the option has occurred, and the options relating to any quarter will be granted at the meeting of Company’s Board of Directors next following the end of the quarter. The options will be in the following amounts under the following conditions:
(1)	5,000 options if 105% or more but less that 110% of the sales quota is attained in any quarter;

(2)	10,000 options if 110% or more, but less that 115% of the sales quota is attained in any quarter;

(3)	15,000 options if 115% or more, but less that 120% of the sales quota is attained in any quarter;

(4)	20,000 options if 120% or more, but less that 125% of the sales quota is attained in any quarter; or

(5)	25,000 options if 125% or more of the sales quota is attained in any quarter.
In addition, for every BDM hired by the Company within twenty four (24) months of the date hereof that attains twelve months of such BDM’s sales quota within the first fifteen months of their hire date and during the employment of the Employee hereunder, Employee shall receive 20,000 non-qualified options[covered in A].